Office of the Secretary of State CERTIFICATE OF FILING OF ENHANCED GROUP INC. File Number: 806583633 The undersigned, as Secretary of State of Texas, hereby certifies that a(n) Certificate of Amendment for the above-named entity has been received in this office and has been found to conform to the applicable provisions of law. ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below. Dated: October 23, 2026 Effective: October 29, 2026 at 12:01 AM Prepared by: Anna Bowen TID: 11895 Tracking Number: 15039726310001

FILED: Texas Secretary of State FILE #: 806583633 FILING DATE: 10/23/2026 TRACKING #: 15039726310001